Putnam RetirementReady 2040 Fund
1/31/18 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 5,568
Class B  31
Class C  43
Class M	 22

72DD2 (000s omitted)
Class R	 54
Class R6 639
Class Y	 332

73A1
Class A	 1.101
Class B  0.938
Class C	 0.954
Class M	 1.070

73A2
Class R	 1.001
Class R6 1.176
Class Y	 1.157

74U1 (000s omitted)
Class A	 5,284
Class B	 34
Class C	 48
Class M  23

74U2 (000s omitted)
Class R	 48
Class R6 555
Class Y	 302

74V1
Class A	 24.56
Class B	 22.59
Class C	 22.25
Class M	 22.95

74V2
Class R	 25.46
Class R6 29.07
Class Y	 29.03

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.